Exhibit 99.1
Contact: Maria Brous
(863)680-5339

Publix Announces Quarterly Dividend

LAKELAND, Fla., July 1, 2015 - Publix Super Markets Inc. announced its board of directors declared a quarterly dividend on its common stock. This dividend is 20 cents per share. The dividend will be payable and mailed Aug. 3, 2015, to stockholders of record as of the close of business July 15, 2015.

Publix previously paid semi-annual dividends in June and December each year. Publix CEO, Ed Crenshaw, commented on the change to a quarterly dividend, “Many companies pay dividends quarterly and our board of directors decided it would be beneficial for our stockholders to receive dividends quarterly rather than semi-annually. This quarterly dividend is about half of the semi-annual dividend paid last month.”

The company plans to pay quarterly dividends in February, May, August and November each year.

Publix is privately owned and operated by its 177,000 employees, with 2014 sales of $30.6 billion. Currently Publix has 1,103 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 18 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, corporate.publix.com. ###